EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Zippy Bags, Inc., a Nevada corporation (a development stage company), and in all subsequent amendments, including post effective amendments, and supplements to the Registration Statement (including the prospectus contained therein) of our report dated April 21, 2011 on our audit of the financial statements of Zippy Bags, Inc., a Nevada Corporation as of March 31, 2011, and the related statements of operations, stockholder’s equity (deficit) and cash flows for the period from inception on August 26, 2010 to March 31, 2011, and the reference to us under the caption “Experts.”

/s/ M&K CPAS, PLLC
M&K CPAS, PLLC

Houston, Texas
July 5, 2011